Exhibit 10.1
INCENTIVE COMPENSATION PLAN
OF
US AIRWAYS GROUP, INC.
     The Incentive Compensation Plan of US Airways Group, Inc. was originally adopted by the Corporation effective as of January 1, 1988, and was amended and restated in its entirety to be effective for Plan Years beginning after December 31, 1996. By action of the Corporation’s Board of Directors at its meeting on March 10, 2004, this document constitutes an amendment and restatement of the Plan in its entirety to be effective as of May 19, 2004.
1.	PURPOSE. The purpose of the Plan is to reward executives and other key management employees of US Airways and other subsidiaries of the Corporation and to motivate them to increase shareholder value and to achieve profitable results. The Plan is intended to permit grants of qualified performance-based compensation as defined in Code Section 162(m).

2.	DEFINITIONS. When used in this Plan, unless the context otherwise suggests:
          (a)      “Code” shall mean the Internal Revenue Code of 1986, as amended.
          (b)      “Committee” shall mean a committee of Board members appointed by the Board of Directors, which shall consist of not less than two directors of the Corporation, each of whom shall qualify as an “Outside Director” (as defined in Treasury Regulation Section 1.162-27(e)(3)).
          (c)      “Corporation” shall mean US Airways Group, Inc.
          (d)      “Performance Measures” may include the following: (i) earnings before all or any taxes (“EBT”); (ii) earnings before all or any of interest expense, taxes, depreciation and amortization (“EBITDA”); (iii) earnings before all or any of interest expense, taxes, depreciation, amortization and rent (“EBITDAR”); (iv) earnings before all or any of interest expense and taxes (“EBIT”); (v) net earnings; (vi) net income; (vii) operating income or margin; (viii) earnings per share; (ix) growth; (x) return on shareholders’ equity; (xi) capital expenditures; (xii) expenses and expense ratio management; (xiii) return on investment; (xiv) improvements in capital structure; (xv) profitability of an identifiable business unit or product; (xvi) profit margins; (xvii) stock price; (xviii) market share; (xvix) revenues; (xx) costs; (xxi) cash flow; (xxii) working capital; (xxiii) return on assets; (xxiv) economic value added; (xxv) industry indices; (xxvi) peer group performance; (xxvii) regulatory ratings; (xxviii) asset quality; (xxix) gross or net profit; (xxx) net sales; (xxxi) total shareholder return; (xxxii) sales (net or gross) measured by product line, territory, customers or other category; (xxxiii) earnings from continuing operations; (xxxiv) net worth; and (xxxv) levels of expense, cost or liability by category, operating unit or any other delineation. Performance Measures may relate to the Corporation and/or one or more of its Subsidiaries, one or more of its divisions or units or any combination of the foregoing, on a consolidated or nonconsolidated basis, and may be applied on an absolute basis or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee determines. In addition, to the extent consistent with the requirements of Code Section 162(m), the Performance Measures may be calculated without regard to extraordinary items.
          (e)      “Plan” shall mean this Incentive Compensation Plan of US Airways Group, Inc., as amended from time to time.
          (f)      “Plan Year” shall mean January 1 to December 31 to coincide with the Corporation’s fiscal year.
          (g)      “US Airways” shall mean US Airways, Inc.

3.	Administration. The Plan shall be administered by the Committee. Any Committee member who is eligible to participate in the Plan shall abstain from voting on any matter before the Committee relating to the Plan. The Committee may authorize and establish such rules, regulations, and procedures as it may determine advisable to make the Plan effective or to provide for its administration and may take such other action with regard to the Plan as it shall deem desirable to effectuate its purposes. A determination of the Committee as to any questions which arise with respect to the interpretation of the provisions of the Plan shall be final.

4.	Participants. Executives and other key management employees of US Airways and other subsidiaries of the Corporation as approved by the Committee.

5.	Eligibility. Participants must be actively employed on the date of payment under the Plan in order to be eligible to receive an award. However, should a Participant retire, die or become disabled at any time during the Plan Year, a pro rata award may be paid based on the Participant’s number of full months of active service during the Plan Year; provided, awards granted under Section 6(d) of the Plan shall not be payable upon a Participant’s retirement if the performance goals for such grant have not been satisfied. Participants in an eligible position for less than a full Plan Year, due to the commencement of employment, promotion or demotion, shall receive a pro rata award based on the number of full months in the eligible position. Participants whose target percentage changes during a Plan Year will receive an award based on a pro rata calculation between the percentages.

6.	Awards. The Plan provides for the payment of incentive, bonus and qualified awards.
     (a)      Incentive Awards:
                    (i)      Each Plan Year, the Committee may elect for each officer Participant whether to provide incentive awards under this subsection and whether to provide qualified awards under subsection (d). In a given Plan Year, an officer Participant may receive awards under both this subsection (a) and under subsection (d), or may receive an award only under this subsection (a), or may receive an award only under subsection (d), as the Committee determines; provided, incentive awards under this subsection (a) shall not be determined in whole or in part by receipt or failure to receive qualified awards under subsection (d).
                    (ii)      The Committee establishes target awards for each officer Participant who has been chosen to receive an incentive award under this subsection stated as a percentage of the Participant’s base salary. The senior officer whose responsibilities include Human Resources, with the concurrence of the Chief Executive Officer, will establish target awards for each non-officer Participant in the Plan stated as a percentage of the Participant’s base salary.
                    (iii)      The Committee shall establish objectives for the Plan Year by March 31 of the Plan Year against which incentive awards will be measured.
                    (iv)      Target awards may be paid if the Corporation and the Participant meet established objectives. If objectives are achieved at the maximum level, awards may be paid up to 200% of target. Notwithstanding any other provision of the Plan, the Committee retains the right at its sole discretion to increase or decrease a Participant’s incentive award (including down to zero (0) or in excess of 200% of the individual’s target), based on the individual Participant’s performance.
     (b)      Bonus Awards: For any Plan Year in which no incentive awards are paid, the Committee retains the right to authorize bonus awards under the Plan to such Participants and in such amounts as it shall determine in its sole discretion; however, bonus awards shall not be paid under this subsection in any Plan Year to any Participants who were chosen for qualified awards under subsection (d) for such Plan Year.

     (c)      Incentive, bonus and qualified awards shall be paid in a lump sum cash distribution to Participants as soon as practical following the close of the Plan Year and after such awards have been approved by the Committee.
     (d)      Qualified Awards:
               (i)      The Committee may determine that an award under the Plan shall be a performance-based award under Code Section 162(m), in which case such award shall be granted pursuant to the terms and conditions of this subsection (d) and shall be deemed a qualified award.
                                   a.      Qualified Incentive Awards. The Committee may establish target awards and maximum awards for each officer Participant who has been chosen to receive a qualified incentive award under this subsection stated as percentages of the Participant’s base salary.
                                   b.      Qualified Bonus Awards. In lieu of or in addition to qualified incentive awards as described in subsection (d)(i)(a) above, the Committee may authorize qualified bonus awards under the Plan, subject to the provisions of subsections (d)(ii) through (d)(iv) below.
               (ii)      No later than ninety (90) days after the commencement of the Plan Year, the Committee shall specify in writing the qualified awards and the performance goals for such qualified awards, including the Performance Measures on which such performance goals are based, that are to apply for that Plan Year, subject to the provisions of subsections (d)(iii) and (d)(iv) below. Notwithstanding the foregoing, for a Participant who becomes eligible during a Plan Year due to promotion, the qualified awards and performance goals for such Participant shall be specified in writing before 25% of the number of days remaining in the Plan Year have elapsed, beginning on the date of such promotion.
               (iii)      Qualified awards may vary among Participants and from Plan Year to Plan Year; however, no qualified award shall exceed the lesser of: (A) an amount equal to two (2) times the Participant’s annual base salary in effect as of May 19, 2004; or (B) an amount equal to two (2) times the Participant’s annual base salary as in effect on the date on which the Committee determines the qualified award as provided in subsection (ii) above.
               (iv)      As soon as possible following the end of each Plan Year, the Committee shall certify in writing for each Participant who received a qualified award whether the performance goals for that Plan Year have been met. If such goals have been met, the Committee will direct payment to such Participant with respect to the qualified award established under subsection (d)(ii) hereof.
                                   a.      Qualified Incentive Awards. Target awards may be paid if the Corporation and the Participant meet established objectives. If objectives are achieved at the maximum level, awards may be paid up to 200% of target, but not to exceed the limits provided in subsection (d)(iii) above. Notwithstanding any other provision of the Plan, the Committee retains the right at its sole discretion to decrease (but not increase) a Participant’s qualified award (including down to zero (0)), based on the individual Participant’s performance.
                                   b.      Qualified Bonus Awards. Bonus awards may be paid if the Corporation and the Participant meet established objectives.
               (v)      The Committee in its sole discretion may award to a Participant less than the qualified award, regardless of the fact that the performance goals for such award have been met. The Committee shall not have discretion to increase the qualified award.
               (vi)      The Corporation intends that qualified awards under this Plan satisfy the applicable requirements of Code Section 162(m) so that such Code section does not deny the Corporation a tax deduction for such qualified awards. It is intended that the Plan shall be operated and interpreted such that qualified awards remain tax deductible by the Corporation.

7.	Tax Withholding. Cash awards made pursuant to the Plan are subject to applicable federal, state, and local, if any, payroll tax withholdings.

8.	Amendment of Plan. The Committee may from time to time amend the Plan and its terms and conditions and may at any time discontinue the granting of awards under the Plan; provided, shareholder approval shall be required for any material amendment of the Plan, as determined under Code Section 162(m).

9.	Effective Date and Term of Plan. This restatement of the Plan shall be effective as of May 19, 2004, and shall remain in effect until the Committee, in its sole discretion, decides to terminate the Plan.
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